SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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EXAR CORPORATION
(Name of Registrant as Specified in its Charter)

GWA INVESTMENTS, LLC
GWA MASTER FUND, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISS RECOMMENDS EXAR SHAREHOLDERS VOTE FOR
GWA CAPITAL PARTNERS, LLC SLATE OF DIRECTORS

Also Supports GWA Shareholder Proposal To Declassify Board

Pasadena, Calif., October 19, 2005 / PRNewswire / — GWA Capital Partners, LLC announced today that Institutional Shareholder Services (ISS) – the largest proxy advisory firm in America – has recommended that Exar Corporation (Nasdaq: EXAR) shareholders vote FOR the entire slate of GWA dissident nominees: Guy W. Adams, Richard L. Leza, and Pete Rodriguez, as well as vote FOR the GWA shareholder proposal to declassify the Board. GWA is soliciting proxies in opposition to the Board of Directors of Exar at its annual meeting to be held on October 27, 2005.

“We are extremely pleased that an independent advisory firm such as ISS recognizes the need for independent and qualified shareholder representation on the Exar Board,” commented Managing Member and Dissident Director Candidate Guy W. Adams. “Their additional support of our shareholder proposal to declassify the Board will help to further promote shareholders’ interests, as the ability to elect directors is the single most important use of the shareholder franchise.”

In reaching its decision to recommend the GWA slate of nominees, ISS commented:

“…we note the board’s disregard for the will of shareholders as evidenced by the adoption of the 2000 Equity Incentive Plan and its repricing of underwater options without shareholder approval despite its promise not to do so. Good corporate governance depends on the board being accountable to its shareholders. Therefore, ISS frowns on directors who thwart the will of shareholders by any means, active or passive, be it ignoring a shareholder vote or by failing to allow shareholders to vote on important governance matters. Similarly, we are troubled by the board’s statement that it may decide not to effect the declassification of the board even if such proposal is supported by a majority of shares voted. Although this item is a precatory proposal and therefore not binding, the board’s statement suggests that Exar shareholders may still have to contend with accountability issues going forward.”

ISS also provided the following conclusion:

“Over the past five years, Exar has underperformed its peers and shareholders have seen erosion of their investment value. The company’s compensation practices do not appear to be aligned with shareholders interests. …ISS believes that the addition of three dissident nominees to the board would promote the necessary oversight and accountability as the company seeks to revitalize its operations.”

“The ISS recommendation is an important milestone for Exar shareholder democracy,” concluded Mr. Adams. “At the October 27, 2005 Annual Meeting, shareholders will finally have the opportunity to send a strong and clear message to the Exar Board that it cannot ignore. Shareholders will be able to elect independent directors who are committed to maximizing value for shareholders.”

GWA urges all Exar shareholders not to return the white proxy card solicited by Exar’s Board and management. Instead, support GWA’s independent and qualified representatives by voting the GOLD proxy card today. If you have previously returned a white proxy card, you have every right to change your vote.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELATED DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE GWA ENTITIES FROM THE STOCKHOLDERS OF EXAR CORPORATION FOR USE AT ITS ANNUAL MEETING. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON PARTICIPANTS IN THE SOLICITATION, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

For additional information, questions or comments, please call Guy W. Adams, Managing Member at (626) 486-0350, or e-mail gwacap@yahoo.com.

SOURCE: GWA Capital Partners, LLC

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